Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

CAVALLO ENERGY LP

AS SELLER

AND

LINN ENERGY, LLC

AS PURCHASER

Executed on December 13, 2006

i

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Properties
Exhibit A-2	Excluded Equipment
Exhibit B	Conveyance
Exhibit C	Indemnity Agreement
Schedule 1.3 (f)	Permits
Schedule 2.3	Allocated Value
Schedule 3.3 (e)	Contested Taxes
Schedule 3.3 (f)	Contested Mechanic and Materialman Liens
Schedule 5.7	Litigation
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Outstanding Capital Commitments
Schedule 5.10	Compliance With Laws
Schedule 5.11 (a)	Contested Costs
Schedule 5.11 (b)	Other Contracts
Schedule 5.12	Payments For Production
Schedule 5.13	Gas Imbalances
Schedule 5.14	Governmental Authorizations
Schedule 5.15 (a)	Preferential Rights
Schedule 5.15 (b)	Consents to Assign
Schedule 5.17	Payout Balances
Schedule 5.23	Other Property
Schedule 5.24	Leases
Schedule 5.25	Well Status
Schedule 5.26	Suspense Funds
Schedule 7.6	Operation of Business
Schedule 9.4 (c)	Seller’s Wiring Instructions

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is executed on December 13, 2006, by and between Cavallo Energy LP, a Delaware limited partnership, acting herein through its general partner, Stallion Energy LLC, a Delaware limited liability company (“Seller”) and Linn Energy, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.  Seller owns various oil and gas properties and other assets related thereto, including pipelines, either of record or beneficially.

B.  Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

C.  Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 13 hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1            Purchase and Sale

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2).

Section 1.2            Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of the right, title, interest and estate acquired (i) by J. M. Huber Corporation by Assignment and Bill of Sale dated effective March 1, 1998, from Momentum Operating Co., Inc., et al to J. M. Huber Corporation, recorded in Volume 884, Page 250 of the records of Hutchinson County, Texas, (ii) by Elmer Tidwell, Inc. by Assignment of Oil and Gas Lease dated effective January 1, 1995, recorded in Volume 738, Page 76 of the records of Hutchinson County, Texas and (iii) by Parvest Exploration, Inc. by Assignment of Oil and Gas Lease dated effective January 1, 1995, recorded in Volume 738, Page 89 of the records of Hutchinson County, Texas (collectively the “Assignments”), including, but only to the extent covered by the Assignments, the following, excluding, however, the Excluded Assets (as defined in Section 1.3):

(a)  All of the oil and gas leases; oil, gas and mineral leases; subleases and other leaseholds; and other properties and interests described on Exhibit A, subject to such acreage, depth, product, other limitations and other restrictions as may be set forth on Exhibit A or in such documents (collectively, the “Leases”), together with each and every kind and character of right, title, claim and interest that Seller has in and to the Leases insofar as the Leases cover the lands described in Exhibit A (such lands, subject to the acreage, depth, product, other limitations and other restrictions set forth on Exhibit A, hereinafter referred to as the “Lands);

(b)  All oil, gas, water or injection wells, whether producing, shut-in, or temporarily abandoned, shown on Exhibit A-1 attached hereto (the “Wells”);

(c)  Leasehold interest of Seller in or to any pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”, such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”), and including all interest of Seller in production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)  Seller’s interest in, to and under or derived from all contracts, agreements and instruments which are exclusively held or exclusively used in connection with the Leases  (collectively referred to as “Contracts”) but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.9 and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)  All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights which are exclusively held or exclusively used in connection with the Leases (collectively referred to as “Surface Contracts”), excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.9;

(f)  All equipment, machinery, fixtures, and other tangible personal property and improvements which are exclusively held or exclusively used in connection with the Leases (the “Equipment”); and

(g)  All oil, gas, condensate, and other minerals produced from or attributable to the Leases, Lands and Wells (subject to such acreage, depth, product, other limitations and other restrictions as may be set forth on Exhibit A) from and after the Effective Time and all oil, gas, and condensate imbalances with co-owners and/or  pipelines and all make-up rights with respect to take-or-pay payments; and (g)  All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; reserve studies and evaluations; and files and all other books, records, data, files, maps and accounting records which are exclusively held or exclusively used in connection with the Leases, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.9, (ii) computer software (iii) work product of Seller’s legal counsel (other than title opinions) and (iv) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such files and other records as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Purchaser with copies thereof.

Section 1.3            Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a)  all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller  pursuant to Section 1.2(g) and copies of any other records retained by Seller pursuant to Section 1.5;

(b)  the items expressly identified on Exhibit A-2;

(c)  Intentionally deleted;

(d)  all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(e)  all rights relating to the existing claims and causes of action except those described in part (b) of Schedule 5.7 hereto and except those relating to the liabilities assumed by Purchaser hereunder;

(f)  Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally as reflected in Schedule 1.3 (f);

(g)  Oil and condensate in the tanks as of the Effective Time; and

(h)  all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time.

Section 1.4            Effective Time; Proration of Costs and Revenues.

(a)  Possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on January 1, 2007 (the “Effective Time”), as described below.

(b)  Solely for the purpose of determining the adjustments to the Purchase Price under Section 2.2, Purchaser shall be entitled to all production from or attributable to the Leases, Units and Wells (subject to such acreage, depth, product, other limitations and other restrictions as may be set forth on Exhibit A) at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Leases, Units and Wells (subject to such acreage, depth, product, other limitations and other restrictions as may be set forth on Exhibit A)at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) (i) all Property Costs incurred at and after the Effective Time and (ii) all New Capital Expenditures. Seller shall be entitled to all production from or attributable to the Leases, Units and Wells (subject to such acreage, depth, product, other limitations and other restrictions as may be set forth on Exhibit A) prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Leases, Units and Wells (subject to such acreage, depth, product, other limitations and other restrictions as may be set forth on Exhibit A) prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. “Property Costs” means all operating expenses (including without limitation costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and, where applicable, in accordance with the relevant operating or unit agreement, if any, overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Section 11.3. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous hydrocarbons shall be deemed to be “from or attributable to” the Lease, Lands and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than ten (10) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined in Section 9.4(a)). Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be responsible or have any liability for any Property Costs not included as an adjustment to the Purchase Price for the Assets as provided for in Section 2.2 (f) hereinbelow, regardless of whether such costs were incurred either before or after the Effective Time, unless such liability is solely the result of the breach by Seller of any covenants or agreements contained in Section 7.6 of this Agreement.

Section 1.5            Delivery and Maintenance of Records.

(a)  Seller, at Purchaser’s cost, shall use reasonable efforts to deliver the Records (FOB Seller’s office) to Purchaser within ten (10) days following Closing. Seller may retain original Records of those items set forth in Section 1.2(i) and/or copies of any Records.

(b)  Purchaser, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense and (iii) provide Seller, its Affiliates, and its and their officers, employees and legal counsel with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 11.3 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser and information subject to an applicable confidentiality restriction in favor of third parties) for review and copying at Seller’s expense and to Seller’s and its Affiliates’ employees for the purpose of discussing any such claim.

ARTICLE 2
PURCHASE PRICE

Section 2.1            Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be Thirteen Million Eight Hundred Thirty Five Thousand Six Hundred Fifty and No/100 Dollars ($13,835,650.00), adjusted as provided in Section 2.2 (the “Adjusted Purchase Price”).

Section 2.2            Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(a)  Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of production) produced from the Properties during the Adjustment Period, exclusive of any interest earned during the Adjustment Period on any proceeds received during the Adjustment Period;

(b)  Reduced in accordance with Section 3.5, by an amount equal to the Allocated Value of those Properties (i) with respect to which preferential purchase rights have been exercised prior to Closing or the time for exercising any such right has not expired as of Closing or (ii) that cannot be transferred at Closing due to unwaived requirements for consent to the assignments contemplated hereby;

(c)  Reduced (i) as a result of Title Defects for which the Title Defect Amount has been determined prior to Closing by the Title Defect Amount and (ii) increased as a result of Title

Benefits for which the Title Benefit Amount has been determined prior to Closing by the Title Benefit Amount;

(d)  Increased by the amount of the New Capital Expenditures;

(e)  Reduced by any amount agreed upon by Purchaser and Seller pursuant to Section 4.4(a) regarding certain environmental matters, and the Allocated Value of any Property retained by Seller pursuant to Section 4.4(b); and

(f)  Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets that are paid by Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a).

The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Properties during the Adjustment Period, and Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(f) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.3            Allocation of Purchase Price.

Concurrent with the execution of this Agreement, Purchaser and Seller will agree upon an allocation of the unadjusted Purchase Price among each of the Properties, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder.  Such allocation of value shall be attached to this Agreement as Schedule 2.3. The “Allocated Value” for any Property equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.3, increased or decreased as described in Section 2.2.  Any adjustments to the Purchase Price other than the adjustments provided for in Sections 2.2(b), 2.2(c) and 2.2(e) shall be applied on a pro rata basis to the amounts set forth on Schedule 2.3 for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.2(b), 2.2(c) and 2.2(e) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected Property. After Seller and Purchaser have agreed on the Allocated Values for the Properties, Seller will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree (i) that the Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.  Purchaser and Seller further agree that, on or before the Closing Date, they will mutually agree as to the further allocation of the

Allocated Values included in Schedule 2.3 as to the relative portion of those values attributable to leasehold costs and depreciable equipment.

Section 2.4            Deposit.

Concurrently with the execution of this Agreement, Purchaser has paid to Seller an earnest money deposit in an amount equal to One Million and No/100 Dollars ($1,000,000.00) (the “Deposit”).  The Deposit shall be applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.

ARTICLE 3
TITLE MATTERS

Section 3.1            Seller’s Title.

(a)  If on or before the Title Claim Date, Purchaser discovers a Title Defect, then Purchaser shall have the right to adjustments to the Purchase Price as set forth in, and subject to the provisions of, this Article 3.  The provisions of this Article 3 shall be the sole and exclusive remedies of Purchaser with respect to title to the Assets, and Purchaser waives any and all rights and remedies with respect to title to the Assets.

(b)  The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the “Conveyance”).

Section 3.2            Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of Seller which, subject to Permitted Encumbrances:

(a)  Entitles Seller to receive a share of the oil, gas and other associated minerals produced, saved and marketed from any Unit or Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of oil and gas) (a “Net Revenue Interest”), of not less than the “Net Revenue Interest” share shown in Exhibit A-1 for such Unit or Well, except decreases in connection with those operations permitted under Section 7.6 in which Seller may after the Effective Time be a non-consenting party, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries and except as stated in such Exhibit A-1;

(b)  Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit or Well not greater than the “working interest” shown in Exhibit A-1 without increase except as stated in Exhibit A-1 and except increases resulting from contribution requirements with respect to defaulting parties under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s net revenue interest; and

(c)  Is free and clear of liens and encumbrances.

As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Wells and Units above that shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1.

Section 3.3            Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)  Royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(b)  All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate:  (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest and (ii) materially detract from the value of or materially interfere with the use or ownership of the Assets;

(c)  Subject to compliance with Sections 3.5 and 7.9, preferential rights to purchase the Assets;

(d)  Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(e)  Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule 3.3(e);

(f)  Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule 3.3(f);

(g)  All rights to consent, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets if they are not required prior to the sale or conveyance;

(h)  Rights of reassignment arising upon final intention to abandon or release all or any part of the Assets;

(i)  Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate:  (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest and (ii) materially detract from the value of or materially interfere with the use or ownership of the Assets;

(j)  Calls on production under existing Contracts;

(k)  All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)  Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(m)  Any matters shown on Exhibit A-1; and

(n)  Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest.

Section 3.4            Notice of Title Defects Defect Adjustments.

(a)  To assert a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before ten (10) days before the Closing Date (the “Title Claim Date”), except as otherwise provided under Sections 3.5 or 3.6.  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units or Wells affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Values of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of each Title Defect Property are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Except for claims arising from a breach of Seller’s obligations under Section 7.6 (vi) and Purchaser’s rights under the Conveyance, Purchaser shall be deemed to have waived all Title Defects of which Seller has not been given notice on or before the Title Claim Date.  The failure of a Title Defect Notice to contain item nos. 3.4 (a) (i) through (v) shall render such notice ineffective.

(b)  Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit a written notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit(s), (ii) the Units or Wells affected by the Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Values of the Title Benefit Property, (iv) supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit(s) and (v) the amount by which the Seller reasonably believes the Allocated Value of those Units or Wells is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.  The failure of a Title Benefit Notice to contain item nos. 3.4 (b) (i) through (v) shall render such notice ineffective.

(c)  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised by Purchaser.

(d)  Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall, at its sole election, elect to:

(i)  reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) or 3.4(i) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that if such Title Defect is the result of a discovery by Purchaser that Seller owned, as of the Effective Time, a Net Revenue Interest in a Property that is less than the Net Revenue Interest set forth on Exhibit A-1, then Purchaser and Seller agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value of such Property and the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

(ii)  indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in the form attached hereto as Exhibit C;

(iii)  retain the Property that is associated with such Title Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

(iv)  if applicable, terminate this Agreement pursuant to Article 10.

In the event that Seller elects to proceed under Section 3.4(d)(i) and Purchaser and Seller have failed to agree by Closing on the proportionate reduction of the Allocated Value of the affected Property, or the dollar amount of the reduction to the Purchase Price (which agreement Purchaser and Seller shall use good faith efforts to reach), Seller shall then elect to proceed with respect to such Title Defect under any of Sections 3.4(d)(ii), 3.4(d)(iii) or 3.4(d)(iv).

(e)  With respect to each Unit or Well affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit or Well caused by such Title Benefit(s), as determined pursuant to Section 3.4(h).  The Closing Payment shall be increased by such Title Benefit Amount.

(f)  Intentionally deleted.

(g)  The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)  if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)  if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest or percentage stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest or percentage ownership decrease and the denominator of which is the Net Revenue Interest or percentage ownership stated on Exhibit A-1;

(iv)  if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(v)  if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest or percentage stated on Exhibit A-1, and an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property, then the Title Defect Amount shall be determined by applying both of subsections (iii) and (iv) to such Title Defect, without duplication; and

(vi)  notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)  The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit or Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.

(i)  In the event Seller elects to proceed under Section 3.4 (d) (i), Seller and Purchaser shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing.  If Seller and Purchaser are unable to agree by Closing, the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles in the State of Texas as selected by mutual agreement of Purchaser and Seller within 15 days after the end of the Cure Period.  Absent such agreement, the arbitrator shall be selected by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator.

(j)  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Title Defects that do not exceed $50,000; and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless the amount of all Title Defect Amounts for Title Defects covered by Section 3.4(d)(i), in the aggregate, when taken together with any adjustment to the Purchase Price for Environmental Liabilities covered by Section 4.4(a), exceeds a deductible in an amount equal to One Million and No/100 Dollars ($1,000,000.00), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies with respect to all Title Defects back to the first dollar, subject to clause (i) of this Section 3.4(j).  The provisions of this Section 3.4(j) shall not apply to Title Defects relating to consent to assignment and preferential rights to purchase which shall be handled or treated under Section 3.5 (a) and 3.5 (b) hereinbelow.

Section 3.5            Consents to Assignment and Preferential Rights to Purchase.

Seller shall use reasonable efforts to promptly prepare and send (i) notices to the holders of any required consents to assignment of any Assets requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase any Asset requesting waivers of such preferential rights to purchase.  The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices shall be the Allocated Value for such Assets. Seller shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing. Purchaser shall cooperate with Seller in seeking to obtain such consents and waivers of preferential rights.  Notwithstanding anything contained herein to the contrary, Seller shall have no liability for failure to either send or obtain such notices.

(a)  Seller shall notify Purchaser in writing at least five (5) Business Days prior to Closing of all required third-party consents to the assignment of the Assets to Purchaser which have not been obtained and the Assets to which they pertain. In no event shall there be included in the Conveyances at Closing any Asset subject to a consent requirement that provides that transfer of the Asset without consent will result in a termination or other material impairment of any rights in relation to such Asset. In cases where the Asset subject to such a requirement is a Contract and Purchaser is assigned the Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain such consent so that such Contract can be transferred to Purchaser upon receipt of such consent. In cases where the Asset subject to such a requirement is a Property and the third-party consent to the sale and transfer of the Property is not obtained prior to the Closing Date, Purchaser may elect to treat the unsatisfied consent requirement as a Title Defect by giving Seller notice thereof in accordance with Section 3.4(a), except that such notice must be given at least one (1) Business Day prior to the Closing Date. If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 3.4 is subsequently satisfied prior to the date of the final adjustment to the Purchase Price under Section 9.4(b), Seller shall be paid the amount of the previous reduction in the Purchase Price and the provisions of this Section 3.5 shall no longer apply.

(b)  If any preferential rights to purchase any Properties are exercised prior to Closing, those Properties transferred to a third party as a result of the exercise of such preferential rights shall be treated as if subject to a Title Defect resulting in the complete loss of title and the Purchase Price shall be reduced under Section 2.2(b) by the Allocated Value for such Property. Seller shall retain the consideration paid by the third party; provided, however, the Allocated Value for such Property may not be used in meeting the deductible provided for in Section 3.4 (j) above.

Section 3.6            Casualty or Condemnation Loss.

(a)  Subject to the provisions of Sections 8.1(f) and 8.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking exceeds One Million and No/100 Dollars ($1,000,000.00), Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored prior to Closing to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) if acceptable to Purchaser, to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking or (iii) unless such casualty or taking is waived by Purchaser, to exclude the affected Property from the Assets and reduce the Purchase Price by the Allocated Value thereof. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(b)  Intentionally deleted.

(c)  Intentionally deleted.

(d)  Notwithstanding anything to the contrary in this Section 3.6, the Casualty or Condemnation Loss upon any Property shall not exceed the Allocated Value of the Property.

Section 3.7            Limitations on Applicability.

The rights of Purchaser under Section 3.1 shall terminate as of the Title Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, except for claims arising from a breach of Seller’s obligations under Section 7.6 (vi) and Purchaser’s rights under the

Conveyance, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, this Article 3.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section4.1            Assessment.

Prior to Closing, Purchaser may, at its option, cause a Phase I environmental assessment (the “Assessment”) of all or any portion of the Assets to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (“the Environmental Consultant”).  The Assessment shall be conducted at the sole risk, cost and expense of Purchaser, and Purchaser shall indemnify and defend Seller from and against any and all Losses arising from the Assessment as provided for in Section 7.7.

Section 4.2            NORM.

Purchaser acknowledges the following:

(a)  The Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the Assets.

(b)  Equipment and sites included in the Assets may contain asbestos, hazardous substances, or NORM.

(c)  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.

(d)  The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or hazardous substances.

(e)  NORM containing material and other wastes or hazardous substances may have come in contact with the soil.

(f)  Special procedures may be required for the remediation, removal, transportation, or disposal of soil, wastes, asbestos, hazardous substances, and NORM from the Assets.

Section4.3            Notice of Violations of Environmental Laws.

Purchaser shall deliver claim notices to Seller in writing (“Environmental Defect Notice”), on or before ten (10) days prior to the Closing Date (the “Environmental Claim Date”), of any environmental matters disclosed by the Assessment that Purchaser reasonably believes in good faith may constitute Environmental Liabilities including in the Environmental Defect Notice a reasonably detailed description of the specific matter that is an alleged violation of Environmental Laws.  For purposes of this Agreement, the term violation ofEnvironmental Laws shall mean, as to any given Asset, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Asset under applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time.  The term does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Authority.

Section 4.4            Remedies for Violations of Environmental Laws.

If Seller confirms to its reasonable satisfaction that any matter described in an Environmental Defect Notice delivered pursuant to Section 4.2 constitutes a violation of Environmental Laws, then Seller shall, at its sole election, elect to:

(a)  reduce the Purchase Price by an amount agreed upon in writing by Purchaser and Seller as being a reasonable estimate of the cost of curing such violation of Environmental Laws;

(b)  retain the Property that is associated with such Environmental Defect Notice, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property;

(c)  perform or cause to be performed prior to Closing, at the sole cost and expense of Seller, such operations as may be necessary to cure such Environmental Defect Notice;

(d)  enter into an agreement with Purchaser whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such operations as may be necessary to cure such Environmental Defect Notice; or

(e)  if applicable, terminate this Agreement pursuant to Article 10.

In the event that Seller elects to proceed under Section 4.4(a) and Purchaser and Seller have failed to agree by Closing on the reduction to the Purchase Price (which agreement Seller and Purchaser shall use good faith efforts to reach), Seller shall then proceed with respect to such matter under any of Sections 4.4(b), (c), (d) or (e).  In the event that Seller elects to proceed under Section 4.4(d) and Purchaser and Seller have failed to agree by Closing on the terms of the agreement contemplated thereby (which agreement Seller and Purchaser shall use good faith efforts to reach), Seller shall then proceed with respect to such matter under any of Sections 4.4(a), (b), (c) or (e).

Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Environmental Liabilities that do not exceed $50,000.00 (“Environmental Deductible”) (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Environmental Liabilities unless the amount of all such Environmental Liabilities covered by Section 4.4(a), in the aggregate, when taken together with any adjustments to the Purchase Price for Title Defect Amounts for Title Defects covered by Section 3.4(d)(i), exceeds a deductible in an amount equal to One Million and No/100 Dollars ($1,000,000.00), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies with respect to Environmental Liabilities back to the first dollar, subject to clause (i) of this paragraph.  The provisions of this paragraph shall not apply to any Property retained by Seller in accordance with Section 4.4(b) hereinabove.

Notwithstanding anything to the contrary in this Article 4, the Environmental Liability for Property shall not exceed the Allocated Value of the Property.

Section 4.5            Limitations.

Notwithstanding anything to the contrary in this Agreement, this Article 4 is intended to be the sole and exclusive remedy that Purchaser Indemnitees shall have against Seller Indemnitees with respect to any matter or circumstance relating to Environmental Laws, the release of materials into the environment or protection of the environment or health.  Except to the limited extent necessary to enforce the terms of this Article 4, Purchaser (on behalf of itself and each of the other Purchaser Indemnitees) hereby releases and discharges any and all claims at law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnitees with respect to any matter or circumstance relating to Environmental Laws, the release of materials into the environment or protection of the environment or health EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES.  Purchaser acknowledges that Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, the release of materials into the environment or protection of the environment or health, and that nothing in Article 5 or otherwise shall be construed as such a representation or warranty.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1            Disclaimers.

(a)  Except as and to the extent expressly set forth in Articles 3, 5 and 7 of this Agreement or in the certificate of Seller to be delivered pursuant to Section 9.2(d) or in the Conveyance instruments to be delivered by Seller to Purchaser hereunder, with respect to the Assets and the transactions contemplated hereby (i) SELLER MAKES NO COVENANTS, REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY COVENANT, REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).  WITH RESPECT TO THE ASSETS AND THE TRANSACTIONS CONTEMPLATED HEREBY PURCHASER COVENANTS, REPRESENTS AND WARRANTS THAT IT WILL CONDUCT AND RELY ENTIRELY UPON ITS OWN INVESTIGATION AND THAT IT IS PURCHASING THE ASSETS “WHERE IS” AND “AS IS.” PURCHASER FURTHER UNDERSTANDS THAT SELLER MAKES NO COVENANT, REPRESENTATION OR WARRANTY OTHER THAN AS SPECIFICALLY CONTAINED HEREIN OR IN THE CONVEYANCE AND OTHER DOCUMENTS TO BE DELIVERED AT CLOSING WITH REGARD TO SUCH ASSETS.

(b)  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3, ARTICLE 5 OR ARTICLE 7 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2 (d), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY COVENANT, REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE

MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR  RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, (vi) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (ix) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY COVENANT, REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS, INCLUDING THE EQUIPMENT, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE  MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)  Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge of George SanFilippo, Paul King and/or Jeff Trambaugh.  “Actual knowledge” for purposes of this Agreement means information actually personally known.

(d)  Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(e)  Subject to the foregoing provisions of this Section 5.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 5.2 through 5.26.

Section 5.2            Existence and Qualification.

Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation  where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3            Power.

Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4            Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller and its security holders. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5            No Conflicts.

The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of limited partnership of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets (except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests), or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a Material Adverse Effect.

Section 5.6            Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby, and Seller shall bear all responsibility for its engagement of Simmons & Company International and Griffis & Associates.

Section 5.7            Litigation.

Except as set forth in Schedule 5.7, (a) no written claim, written demand, written filing or investigation, proceeding, action, suit, or other legal proceeding of any kind or nature by or before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to Seller’s knowledge, threatened with respect to the Assets, or Seller (with respect to any of the Assets), or either of them, or with respect to the ownership, operation, development, maintenance, or use of any thereof, and (b) no notice in writing from any Governmental Body or any other Person has been received by Seller claiming any violation of or noncompliance with any Law, including, but not limited to, any Environmental Law, with respect to the Assets (including any such Law concerning the conservation of natural resources).

Section 5.8            Taxes and Assessments.

With respect to all Taxes related to the Assets, Seller warrants and represents (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed on or before the Closing Date by Seller with respect to any Taxes have been or will be timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and all Taxes reported on such Tax Returns have been paid.

With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8, Seller further warrants and represents (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (b) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9            Outstanding Capital Commitments.

As of the Effective Time, there were no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of Fifty Thousand and No/100 Dollars ($50,000.00) other than those shown on Schedule 5.9 hereto.

Section 5.10         Compliance with Laws.

Except as disclosed on Schedule 5.10, to the knowledge of Seller, the Seller Operated Assets are, and Seller’s operation of the Seller Operated Assets has been and currently is and the other Assets are and the operation of the other Assets has been and currently is, in substantial compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.

Section 5.11         Contracts.

Except as disclosed on Schedule 5.11(a), Seller has paid its share of all costs (including without limitation Property Costs) payable by it under the Leases and Contracts, except those being contested in good faith and identified on Schedule 5.11 (a). Seller is not and, to Seller’s Knowledge, no other party is, in default under any Contract except as disclosed on Schedule 5.11(a) and except such defaults as would not, individually or the aggregate, have a Material Adverse Effect. Schedule 5.11(b) sets forth all of the following contracts, agreements, and commitments (excluding Leases and Surface Contracts and other Contracts creating real property interests that are of record) included in the Assets or to which any of the Assets will be bound as of the Closing: (i) any agreement with any Affiliate; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; (iii) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; and (iv) any tax partnership agreement of or binding upon Seller affecting any of the Assets.

Section 5.12         Payments for Production.

Except as set forth on Schedule 5.12, (a) all rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by Seller to mineral and royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been properly and timely paid, and (b) Seller is not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to sell, gather, deliver, process, or transport any gas  without then or thereafter receiving full payment therefor.

Section 5.13         Gas Imbalances.

Schedule 5.13 accurately sets forth all of Seller’s pipeline and production imbalances and penalties as of the Effective Time arising with respect to the Assets. Except as disclosed in Schedule 5.13 as of the Effective Time (i) no Person is entitled to receive any portion of the Seller’s Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas  contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

Section 5.14         Governmental Authorizations.

Except as disclosed on Schedule 5.14, Seller has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the operation of the Seller Operated Assets as currently operated (including, but not limited to, those required under Environmental Laws), the loss of which would have a Material Adverse Effect. Except as disclosed in Schedule 5.7 or Schedule 5.14 and except as would not have a Material Adverse Effect, (i) Seller has operated the Seller Operated Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no notices of violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller.

Section 5.15         Consents and Preferential Purchase Rights.

None of the Assets, or any portion thereof, is subject to any (i) preferential rights to purchase, (ii) or restrictions on assignment or required third-party consents to assignment that if not obtained would result in a termination of Seller’s title to such Asset or (iii) to the best of Seller’s knowledge, other third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (x) governmental consents and approvals of assignments that are customarily obtained after Closing, (y) preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases and (z) preferential rights, consents and restrictions as are set forth on Schedule 5.15.

Section 5.16         Equipment.

The Equipment has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Assets consistent with current practices.

Section 5.17         Payout Balances.

Schedule 5.17 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.18         Condemnation.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.19         Bankruptcy.

There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate.

Section 5.20         Benefit Plans.

Seller does not have any obligations or liabilities under Benefits Plans that after Closing could reasonably result in the imposition of a lien upon any of the Assets. “Benefit Plans”  means any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and any bonus or incentive compensation plan sponsored, maintained, or contributed to by Seller or any of its Affiliates for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives providing services to or for the Seller or any of its affiliates in connection with the Assets or any such plans which have been so sponsored, maintained, or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance, and (c) directors and officers liability insurance”.

Section 5.21         Investment Company.

Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended or (b) subject in any respect to the provisions of said act.

Section 5.22         Wells.

During any period operated by Seller and, to the knowledge of Seller, during other periods all Wells have been produced in compliance with allowables allocated thereto by the applicable Governmental Body, except such violations that would not or could not reasonably be expected to have a Material Adverse Effect on the Assets.

Section 5.23         Ownership of Certain Property.

Except as listed or described on Schedule 5.23 and for assets since sold in the ordinary course of business and for the Properties, which is the subject of Article 3, Seller owns all tangible assets purported to be included in the Assets, free and clear of all liens and encumbrances.

Section 5.24         Leases.

Except as set forth on Schedule 5.24, with respect to Leases (but only to Seller’s knowledge with respect to Leases not operated by Seller):

(a)  the Leases have been maintained by Seller according to their terms, in compliance with all material agreements to which the Leases are subject;

(b)  to the knowledge of Seller, no other party to any Lease is in breach or default with respect to any of its material obligations thereunder;

(c)  while owned by Seller, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of Seller or, to the knowledge of Seller, with respect to any other parties; and

(d)  there are no provisions in the Leases or under any Contract or Law applicable to the Leases that increase the royalty share of the lessor thereunder.

Except as set forth in Schedule 5.24,  (a) there are no Leases that are subject to a fixed term of duration, and (b) there are no unfulfilled drilling obligations affecting the Leases, other than (i) obligations implied in Law and (ii) provisions requiring optional drilling as a condition of maintaining or earning all or a portion of the Lease.

Section 5.25         Well Status.

Except as set forth in Schedule 5.25, there are no Wells located on the Leases that:

(a)  Seller is currently obligated by Law or Contract to plug and abandon; or

(b)  are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdic¬tion over the Properties.

Section 5.26         Suspense.

Schedule 5.26 sets forth a list of all funds held in suspense by Seller on the date hereof that are attributable to the Properties, a description of the source of such funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.

Section 5.27         NGA

No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1            Existence and Qualification.

Purchaser is a limited liability company organized, validly existing and in good standing under the laws of the state of Delaware; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is or will be duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets to be transferred to it are located.

Section 6.2            Power.

Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3            Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4            No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the  transactions contemplated by this Agreement will not (i) violate any provision of the limited liability company agreement of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any law, rule or decree applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse affect on Purchaser.

Section 6.5            Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby, except to Simmons & Company International and Griffis & Associates.

Section 6.6            Litigation.

As of the date of the execution of this Agreement, there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Body against Purchaser or any subsidiary of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7            Financing.

Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 6.8            Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser acknowledges that (i) there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral information provided by Seller.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1            Access.

(a)  Between the date of execution of this Agreement and continuing until ten (10) days prior to the Closing Date, Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser’s expense, the Records in Seller’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 7.7 and the terms of that certain confidentiality agreement between Seller and Purchaser dated August 1, 2006 (the “Confidentiality Agreement”).

(b)  PURCHASER ACKNOWLEDGES THAT EXCEPT TO THE EXTENT CONTAINED IN AN EXPRESS REPRESENTATION, WARRANTY OR COVENANT IN ARTICLES 3 AND 5 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR THE CONVEYANCE, SELLER HAS MADE NO COVENANTS, REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN, AND SELLER DISCLAIMS ALL COVENANTS, REPRESENTATIONS AND WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION OBTAINED BY PURCHASER UNDER THIS SECTION, OR AS TO SELLER’S TITLE TO THE ASSETS, AND IN ENTERING INTO AND PERFORMING THIS AGREEMENT, PURCHASER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS, THEIR VALUE AND SELLER’S  TITLE THERETO AND UPON THOSE COVENANTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES 3, 5 AND 7 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR THE CONVEYANCE-.  PURCHASER UNDERSTANDS THAT SELLER MAKES NO COVENANT, REPRESENTATION OR WARRANTY OTHER THAN AS SPECIFICALLY CONTAINED HEREIN WITH REGARD TO THE ASSETS AND THAT IT IS PURCHASING THE ASSETS “WHERE IS” AND “AS IS.”  FURTHER, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY CONCERNING THE ACCURACY OR COMPLETENESS OF ANY DOCUMENTS, RECORDS OR OTHER INFORMATION PROVIDED WITH REGARD TO THE ASSETS.

Section 7.2            Government Reviews.

Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including but not limited to the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Each party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3            Notification of Breaches.

Until the Closing,

(a)  Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)  Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date (other than on a specified date) shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4            Letters-in-Lieu; Assignments; Operatorship.

(a)  Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets on forms prepared by Purchaser and reasonably satisfactory to Seller to reflect the transaction contemplated hereby.

(b)  Seller will prepare and Seller and Purchaser will execute on the Closing Date all assignments necessary to convey to Purchaser all federal or state leases in the form as prescribed by the applicable governmental body and otherwise acceptable to Purchaser and Seller.

Section 7.5            Public Announcements.

Until the Closing, neither party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; and provided, further, that Purchaser may disclose the existence and contents of this Agreement and the transactions contemplated hereby to the Standard & Poor’s and Moody’s rating agencies (provided that such agencies are obligated to keep such information confidential.

Section 7.6            Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (i) will operate its business in the ordinary course, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $50,000, or make any capital expenditures related to the Assets in excess of $50,000.00 except for matters set forth on Schedule 5.9, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of oil and gas production and Equipment made in the ordinary course of business consistent with past practices and (vii) will not commit to do any of the foregoing. Notwithstanding anything contained in this Agreement to the contrary, all proceeds received by Seller prior to Closing from the sale of surplus and inventoried Equipment shall be the property of Seller, and there shall be no adjustment to the Purchase Price for same. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Purchaser for the incorrect payment of delay rentals, royalties, shut-in payment payments or similar payments made during the period from the Effective Time to the Closing Date or for  failure to make such payments through mistake or oversight (including Seller’s negligence), except with respect to the right of Purchaser to assert Title Defects as provided in Article 3.

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Article 7 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Article 7.

Section 7.7            Indemnity Regarding Access.

Purchaser, on behalf of itself and the Purchaser Indemnitees, agrees to indemnify, defend and hold harmless Seller, Seller Indemnitees, the other owners of interests in the Assets, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to access to the Assets by the Purchaser Indemnitees, the Records and other related activities or information prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

Section 7.8            Intentionally deleted.

Section 7.9            Consents and Preferential Rights.

Should a third party fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, subject to the remaining provisions of this Section 7.9, such Assets shall be included in the transaction at Closing and the following procedures shall be applicable:

(a)  The Conveyance from Seller to Purchaser of the Assets affected by such preferential rights shall be delivered into a mutually agreeable escrow together with the Allocated Value of the affected Assets.  Purchaser shall take beneficial possession of the affected Assets and be entitled to all production, income, proceeds, receipts and credits to which Purchaser would be entitled under Section 11.1, and shall indemnify Seller against any matters for which Purchaser would be liable under the terms of Section 11.3 with respect to the affected Assets. Title to the affected Assets shall not transfer, and the Conveyance shall not be released from escrow, until such preferential right to purchase has been waived or has expired.

(b)  Seller shall, at its sole expense, continue to use commercially reasonable efforts to obtain the waiver of the preferential rights and shall continue to be responsible for the compliance therewith.

(c)  Should the holder of the preferential right exercise same, Purchaser and Seller agree to cause the affected Assets to be transferred to such holder on the terms and provisions set out herein and in the applicable preferential right provision, and the Allocated Value will be released from escrow to Purchaser.  In the event that the Allocated Value is placed in an interest bearing escrow account, any accrued interest will be paid to Purchaser.  It is further agreed that the cost, expense or any other charge of the escrow agent, if any, will be paid from the Allocated Value prior to release. In such event, Seller shall be entitled to retain the consideration paid by the third party.

(d)  If the restriction is waived or removed or if the time limit otherwise set forth relating to the preferential right expires, Seller and Purchaser shall take all action necessary to (i) ensure that the affected Assets are promptly conveyed out of escrow to Purchaser, and (ii) the Allocated Value will be released from escrow to Seller.  In the event that the Allocated Value is placed in an interest bearing escrow account, any accrued interest will be paid to Purchaser.  It is further agreed that the cost, expense or any other charge of the escrow agent, if any, will be paid from the Allocated Value prior to release.

(e)  Once the provisions of subparagraph (d) above are satisfied and all obligations in connection therewith have been fulfilled, the Closing shall be deemed to have occurred for all purposes hereunder with respect to the affected Assets.

Should any third party bring any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights, the Assets affected by such suit, action or other proceeding shall be excluded from the Assets transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets.  Promptly after the suit, action or other proceeding is dismissed or settled or a judgment is rendered, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all such Assets not being sold to the third party for a purchase price equal to the Allocated Value of such Assets, adjusted as provided in Section 2.2.

Section 7.10         Tax Matters.

(a)  Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes (other than ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons  therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to Effective Time, including without limitation income Taxes arising as a result of the gain recognized on the transfer of the Assets. Purchaser shall be responsible for all such Taxes attributable to any period of time after the Effective Time. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns due on or before December 31, 2006 (including any extensions requested). Seller shall deliver to Purchaser within (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities.

(b)  Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Seller so that Seller’s transfer of the Assets to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer of all or part of the Assets to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code.  If Seller so elects, Purchaser shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to an escrow agent acting as a qualified intermediary under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

Section 7.11         Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1            Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

                (a)  Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all respects (including representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that are made as of or refer to a specified date need only be true and correct on and as of such specified date), except in all cases for such breaches, if any, as would not have a Material Adverse Effect;

(b)  Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)  Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of preferential purchase rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than One Million and No/100 Dollars ($1,000,000.00), and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.9;

(d)  Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Purchaser under Section 9.3;

(e)  Title Defects, Casualty or Condemnation and Environmental Liabilities. The aggregate amount of (i) the aggregate amount of all Title Defect Amounts for Title Defects covered by Section 3.4(d)(i), less the aggregate amount of all Title Benefit Amounts for Title Benefits, as determined under Article 3, (ii) the aggregate amount of losses from casualties to the Assets and takings of Assets as determined under Section 3.6 (excluding any such losses covered by clauses (i), (ii) of section 3.6 and the Allocated Value of any Property covered by clause (iii) of Section 3.6) and (iii) the aggregate amount of adjustments to the Purchase Price for Environmental Liabilities covered by Section 4.4(a), shall not exceed Two Million and No/100 Dollars ($2,000,000.00);

(f)  Payment. Purchaser shall be ready and able to pay the Closing Payment.

Section 8.2            Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

                (a)  Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct in all respects (including representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that are made as of or refer to a specified date need only be true and correct on and as of such specified date), except in all cases for such breaches, if any, as would not have a Material Adverse Effect;

(b)  Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)  Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of preferential purchase rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than One Million and No/100 Dollars ($1,000,000.00), and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.9;

(d)  Deliveries. Seller shall be ready and able to deliver to Purchaser duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Seller under Section 9.2;

(e)  Title Defects, Casualty or Condemnation and Environmental Liabilities. The aggregate amount of (i) the aggregate amount of all Title Defect Amounts for Title Defects covered by Section 3.4(d)(i), less the aggregate amount of all Title Benefit Amounts for Title Benefits, as determined under Article 3, (ii) the aggregate amount of losses from casualties to the Assets and takings of Assets as determined under Section 3.6 (excluding any such losses covered by clauses (i), (ii) of section 3.6 and the Allocated Value of any Property covered by clause (iii) of Section 3.6) and (iii) the aggregate amount of adjustments to the Purchase Price for Environmental Liabilities covered by Section 4.4(a), shall not exceed  Two and No/100 Dollars ($2,000,000.00).

ARTICLE 9
CLOSING

Section 9.1            Time and Place of Closing.

(a)  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Akin, Gump, Strauss, Hauer & Feld LLP, 1111 Louisiana, 44th Floor, Houston, Texas, at 10:00 a.m., local time, on (i) February 1, 2007if the Environmental Consultant completes the Assessment on or prior to January 3, 2007 (ii) on March 1, 2007 if the Environmental Consultant fails to complete the Assessment on or prior to January 3, 2007 or (iii) if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.  If Closing occurs mid-month, Operatorship of the Properties shall be transferred to Purchaser at the end of the month in which Closing occurs.

(b)  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2            Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)  Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)  assignments, on appropriate forms, of state and of federal leases comprising portions of the Assets, duly executed by Seller;

(c)  letters-in-lieu of transfer orders covering the Assets that are provided by Purchaser pursuant to Section 7.4, duly executed by Seller;

(d)  a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that to the best of its knowledge the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been fulfilled; and

(e)  an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.

Section 9.3            Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)  a wire transfer of the Closing Payment in same-day funds;

(b)  Conveyance of the Assets, duly executed by Purchaser;

(c)  letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser; and

(d)  a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(c) have been fulfilled.

Section 9.4            Closing Payment and Post-Closing Purchase Price Adjustments.

(a)  Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2 and the Deposit. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)  As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such

Statement. The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred fifty (150) days after the Closing Date. In the event that the parties cannot agree on the Adjusted Purchase Price within one hundred fifty (150) days after closing, such determination will be automatically referred to an Independent Expert of the parties choosing with at least ten (10) years of oil and gas accounting experience for arbitration.  If the parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court Judge or State District Court Judge in Harris County.  The burden of proof in the determination of the Adjusted Purchase Price shall be upon Purchaser.  The Independent Expert shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Independent Expert’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Independent Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Independent Expert. Within 10 days after the date on which the parties or the Independent Expert, as applicable, finally determines the disputed matters, (i) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-closing payment pursuant to this Section 9.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.

(c)  All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller pursuant to the wiring instructions reflected in Schedule 9.4 (c). All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1         Termination.

This Agreement shall be terminated: (i) at any time prior to Closing by the mutual prior written consent of Seller and Purchaser; (ii) if Closing has not occurred on or before (a) February 8, 2007 if the Environmental Consultant completes the Assessment on or prior to January 3, 2007 or (b) March 1, 2007, if Environmental Consultant fails to complete the Assessment on or prior to January 3, 2007; (iii) by Purchaser if any condition set forth in Section 8.2 has not been satisfied at Closing or (iv) by Seller if any condition set forth in Section 8.1 has not been satisfied at Closing.

Section 10.2         Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, except as set forth in this Section 10.2 and in Section 10.3, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.6, 6.5, 7.1, 7.7 and 12.4 and of the Confidentiality Agreement which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 (ii) shall not relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.

Section 10.3         Distribution of Deposit Upon Termination

(a)  If Seller terminates this Agreement (i) because Purchaser has failed to comply with Section 8.1(a), (b), (d), or (f); or (ii) as the result of a material default or breach by Purchaser of Purchaser’s obligations hereunder, then Seller shall be entitled to, at its election (A) any remedies available at Law, including the recovery of all Damages or (B) retain the Deposit, as liquidated damages, free of any claims by Purchaser or any other person with respect thereto, and Purchaser shall have no further liability whatsoever to Seller, except such as may arise under the provisions of Sections, 6.5, 7.1, 7.7, 12.4 or the Confidentiality Agreement. Purchaser expressly agrees that if Purchaser has failed to comply with Section 8.1(a), (b), (d), or (f); or (ii) is in material default or breach of Purchaser’s obligations hereunder, then Seller in lieu of termination of this Agreement, shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages may not be sufficient to compensate Seller. If Seller elects to terminate this Agreement and proceed pursuant to the provisions of Section 10.3(i)(A) above and elects to not retain the Deposit as liquidated damages, then Seller shall cause the Deposit to be deposited and held in escrow with Bank of America, N.A. Upon rendition of a non-appealable final judgment or award on the claims related to such termination, the Deposit and any interest earned thereon shall be distributed to Seller in an amount equal to the judgment or award obtained by Seller, and the balance, if any, to Purchaser.  If Seller elects to seek specific performance of this Agreement pursuant to this Section 10.3, the Deposit shall be held by Seller, not as liquidated damages, until a non-appealable final judgment or award on Seller’s claim for specific performance is rendered at which time the Deposit shall be distributed as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Section 2.4 of this Agreement. Seller may seek specific performance or Damages in the alternative.

(b)  If this Agreement terminates for reasons other than those set forth in Section 10.3 (a), Seller shall deliver the Deposit to Purchaser, free of any claims by Seller or any other person with respect thereto, and Purchaser shall have no further liability hereunder of any nature whatsoever to Seller, including any liability for Damages (except for the provisions of Sections 6.5, 7.7 and 12.4 and of the Confidentiality Agreement which shall continue in full force and effect).

(c)  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1         Receipts.

Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same to Purchaser within ten (10) days, and (b) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same to Seller within ten (10) days.

Section 11.2         INTENTIONALLY DELETED

Section 11.3         Assumption and Indemnification.

(a)  Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, gas balancing obligations, obligations to pay working interests, royalties, overriding royalties and other interests held in suspense and obligations to plug wells and dismantle structures, and to restore and/or remediate the Assets in accordance with applicable agreements and Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Assumed Seller Obligations do not include and Purchaser does not assume any obligations or liabilities of Seller to the extent that they are:

(i)            attributable to or arise out of the Excluded Assets;

(ii)           attributable to or arise out of the actions, suits or proceedings, if any, set forth on part (a) of Schedule 5.7;

(iii)          the continuing responsibility of the Seller for which Seller is required to indemnify Purchaser under this Article 11;

(iv)          caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements that survive the Closing; or

(v)           caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement or in the certificate delivered by Purchaser at the Closing pursuant to Section 9.2 (d), but excepting in each case Damages against which Purchaser would be required to indemnify Seller under Section 11.3 (b) at the time the claim notice is presented by Seller.

(b)  Purchaser shall indemnify, defend and hold harmless Seller Indemnitees from and against all Damages incurred or suffered by Seller Indemnitees:

(i)            caused by or arising out of or resulting from the Assumed Seller Obligations;

(ii)           caused by or arising out of or resulting from the ownership, use or operation of the Assets after the Effective Time;

(iii)          caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements that survive the Closing;

(iv)          caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(d), but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 11.3(c) at the time the claim notice is presented by Purchaser; or

(v)           caused by or arising out of or resulting from any claims or actions asserted by Persons (including without limitation Governmental Bodies) with respect to any violation by any Asset or the operations conducted on such Asset of any Environmental Law or any remediation required for such Asset under any Environmental Law regardless whether known, unknown, whether attributable to periods of time before or after the Effective Time EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES OR ANY INDEMNIFIED PERSON.

(c)  Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser caused by or arising out of or resulting from those obligations and liabilities described in Sections 11.3(a)(i) through 11.3(a)(iv).

(d)  Notwithstanding anything to the contrary contained in this Agreement, this Section 11.3 contains the parties’ exclusive remedy against each other with respect to breaches of the representations and warranties contained in Articles 5, 6, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at Closing pursuant to Sections 9.2(d) or 9.3(d), as applicable. Except for the remedies contained in this Section 11.3, and any other remedies available to the parties at law or in equity for breaches of provisions of this Agreement other than representations and warranties contained in Articles 5, 6, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at

Closing pursuant to Sections 9.2(d) or 9.3(d), as applicable, Seller and Purchaser each release, remise and forever discharge the other and its Affiliates and all such parties’ stockholders, unitholders, members, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including, without limitation, rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, excluding, however, any existing contractual rights between (i) Purchaser or any of Purchaser’s Affiliates and (ii) Seller or any of Seller’s Affiliates under contracts between them relating to the Assets.

(e)  Claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and shall not be subject to indemnification under this Section 11.3.

(f)  “Damages”, for purposes of this Article 11, shall mean the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 11.3 for, and “Damages” shall not include, (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or any punitive damages, (ii) any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $100,000, and (iii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Party after the Effective Time.

(g)  The indemnity of each party provided in this Section 11.3 shall extend to each party’s present and former Affiliates, successors and permitted assigns, and its and their stockholders, unitholders, members, directors, officers, employees, agents and representatives; provided however any claim for indemnity can only be asserted by Purchaser or Seller.

Section 11.4         Indemnification Actions.

All claims for indemnification under Section 11.3 shall be asserted and resolved as follows:

(a)           For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Damages pursuant to this Article 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the party or parties having the right to be indemnified with respect to such Damages by another party or parties pursuant to this Article 11.

(b)           To make claim for indemnification under Article 11, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.4, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Party of its obligations under Section 11.3 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have fourteen (14) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such fourteen (14)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.  The failure to provide notice to the Indemnified Party shall be deemed to be acceptance of liability.

(d)           If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.4(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

                (f)  In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Party hereunder.

Section 11.5         Limitation on Actions.

(a)  Except as provided herein, the representations and warranties of the parties in Articles 5 and 6 terminate on the 180th day after the Closing Date (including both the Closing Date and such 180th day in the calculation of the 180 days), subject to Section 4.5.  The representations and warranties of Seller in Sections 5.22, 5.23, 5.24, 5.25 and 5.26 terminate on the Closing Date.  The representations of Purchaser in Section 6.8 shall survive the Closing indefinitely.

The following covenants and agreements of Seller shall survive the Closing for a period of ninety (90) days: Sections 1.5(a), , and 7.9.  The following covenants and agreements of Seller shall survive the Closing for a period of two (2) years: Sections 1.4(b) (penultimate sentence), 2.3 (penultimate sentence), 3.5(a) (third and last sentences), 7.10, 7.11, 9.4(b), 11.1, and 12.4.  The following covenants and agreements of Seller shall survive the Closing until expiration of the applicable statute of limitations: Section 12.10.

The following covenants and agreements of Purchaser shall survive the Closing for a period of ninety (90) days: Section and 7.9.  The following covenants and agreements of Purchaser shall survive the Closing for a period of two (2) years: Sections 1.4(b) (penultimate sentence), 2.3 (penultimate sentence), 3.4(i), 3.5(a) (last sentence), 7.1, 7.7, 7.10, 7.11, 9.4(b), 11.1, and 12.4.  The covenants and agreements of Purchaser under Section 1.5(b) shall survive the Closing for a period of seven (7) years.  The following covenants and agreements of Purchaser shall survive the Closing until expiration of the applicable statute of limitations: Sections 4.5, 11.6, 11.7, 11.8, 11.9 and 12.10.

The affirmations of representations, warranties, covenants and agreements contained in the certificate delivered by each party at Closing pursuant to Sections 9.2(d) or 9.3(d), as applicable, shall survive the Closing as to each representation, warranty covenant and agreement so affirmed for the same period of time that the specific representation, warranty, covenant or agreement survives the Closing pursuant to this Section 10.5.

The remainder of the representations, warranties, covenants and agreements provided for in this Agreement shall terminate upon Closing except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date.

(b)  The indemnities in Sections 11.3(b)(iii) and 11.3(b)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

Purchaser’s indemnities in Sections 11.3(b)(i), 11.3(b)(ii) and 11.3(b)(v) shall continue without time limit.  The indemnities in Sections 11.3(a)(iv) and 11.3(a)(v) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.  Seller’s indemnities in Sections 11.3(a)(i), 11.3(a)(ii) and 11.3(a)(iii) shall continue without time limit.

(c)  Seller shall not have any liability for any indemnification under Section 11.3 (except under Section 11.3(c)) until and unless the aggregate amount of the liability for all Damages for which claim notices are delivered by Purchaser exceeds One Million and No/100 Dollars ($1,000,000.00).  The adjustments to the Purchase Price under Section 2.2 and any payments in respect thereof shall not be limited by this Section.

(d)  Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser for aggregate Damages in excess of ten percent (10%) of the Adjusted Purchase Price.

Section 11.6         Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties as well as the appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

Section 11.7         Independent Investigation.

Purchaser represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets.  Accordingly, Purchaser acknowledges that Seller has not made, and Seller hereby expressly disclaims and negates any representation or warranty (other than those express representations and warranties made in Article 5), express, implied, at common law, by statute or otherwise, relating to the Assets.

Section 11.8         Disclaimer Regarding Information.

Seller hereby expressly negates and disclaims, and Purchaser hereby waives and acknowledges that Seller has not made, any covenant, representation or warranty, statutory, express or implied, relating to (a) the accuracy, completeness or materiality of any information, data or other materials (written or oral) now, heretofore, or hereafter furnished to Purchaser by or on behalf of Seller or (b) production rates, recompletion opportunities, decline rates, geological or geophysical data or interpretations, the quality, quantity, recoverability or cost of recovery of any Hydrocarbon reserves, any product pricing assumptions, or the ability to sell or market any Hydrocarbons after Closing.

Section 11.9         Waiver of Trade Practices Acts.

(a)  It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”).  As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA.  Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)  Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA.  Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

ARTICLE 12
MISCELLANEOUS

Section 12.1         Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2         Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Cavallo Energy LP
411 West Richey Road
Houston, TX 77090
Attention: George P. SanFilippo
	Telephone:	(281) 872-1982
	Telecopy:	(281) 873-8597

With a copy to:	David M. Fortney
David M. Fortney & Associates
2623 Durban
Houston, TX 77043
	Telephone:	(713) 460-4119
	Telecopy:	(713) 460-4275

If to Purchaser:	Linn Energy, LLC
650 Washington Road, 8th Floor
Pittsburgh, Pennsylvania 15228
	Attention:	Roland P. Keddie
	Facsimile No.:	412-440-1499

With a copy to:	Vinson & Elkins LLP
1001 Fannin Street
2300 First City Tower
Houston, Texas 77002
	Attention:	Thomas P. Mason
	Facsimile No.:	713-515-5320

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3         Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales tax, if any, that is due in connection with the sale of Assets and Purchaser agrees to pay any such tax to Seller at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 12.4         Expenses.

Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5         Change of Name.

Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the names “Cavallo Energy LP”, “Stallion Energy LLC”, “Cavallo Gathering Company LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6         Replacement of Bonds, Letters of Credit and Guarantees

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Assets may be transferable to Purchaser.  Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 12.7         Governing Law.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations.  The venue for any action brought under this Agreement shall be Harris County, Texas.

Section 12.8         Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9         Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10       Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void; provided, however, at Closing, Purchaser may designate Linn Energy Mid-Continent Holdings, LLC to acquire title to the Assets, provided further that such designation shall not discharge or relieve Purchaser of any of its obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.11       Entire Agreement.

The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.  In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

Section 12.12       Amendment.

(a)  This Agreement may be amended or modified only by an agreement in writing executed by both parties.

(b)  No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13       No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.3(g).

Section 12.14       References.

In this Agreement:

(a)  References to any gender includes a reference to all other genders;

(b)  References to the singular includes the plural, and vice versa;

(c)  Reference to any Article or Section means an Article or Section of this Agreement;

(d)  Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)  Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f)  “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.15       Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 12.16       Limitation on Damages.

Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to either punitive or consequential damages in connection with this Agreement and the transactions contemplated hereby and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to punitive or consequential damages in connection with this Agreement and the transactions contemplated hereby, except to the extent an Indemnified Party is required to pay punitive or consequential damages to a third party that is not an Indemnified Party.

ARTICLE 13
DEFINITIONS

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Interest Rate” shall mean simple interest computed at the rate of the prime interest rate as published in the Wall Street Journal.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocated Value” has the meaning set forth in Section 2.3.

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3(a).

“Benefit Plans” has the meaning set forth in Section 5.20.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Claim” has the meaning set forth in Section 11.4.

“Claim Notice” has the meaning set forth in Section 11.4.

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” has the meaning set forth in Section 2.3.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).

“Cure Period” has the meaning set forth in Section 3.4(c).

“Damages” has the meaning set forth in Section 11.3(f).

“Defensible Title” has the meaning set forth in Section 3.2.

“DTPA” has the meaning set forth in Section 11.9.

“Effective Time” has the meaning set forth in Section 1.4.

“Environmental Claim” shall mean, as of the Effective Time, any action or proceeding before any Governmental Body, or written notice to Seller by any Person, alleging potential liability arising out of or resulting from any actual or alleged violation of, or any remedial obligation under, any Environmental Law with respect to the Properties.

“Environmental Claim Date” has the meaning set forth in Section 4.2.

“Environmental Deductible” has the meaning set forth in Section 4.3.

“Environmental Consultant” has the meaning set forth in Section 4.1.

“Environmental Defect Notice” has the meaning set forth in Section 4.2

“Environmental Laws” means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”); the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629 (“TSCA”); the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing, including but not limited to the Texas Railroad Commission and all other Texas governmental subdivisions with authority over environmental matters.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time .

“Equipment” has the meaning set forth in Section 1.2(f).

“ERISA”means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Governmental Authorization” has the meaning set forth in Section 5.14.

“Governmental Body” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Materials” shall mean any radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, pollutants, contaminants, hazardous, corrosive or toxic substances, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, migration, or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or  any combination thereof and sulphur extracted from hydrocarbons.

“Indemnified Party” has the meaning set forth in Section 11.4.

“Indemnifying Party” has the meaning set forth in Section 11.4.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of  the Assets, as currently operated, which (a) is material to the ownership, operation or value of the Assets, taken as a whole, for purposes of determining whether the conditions to Closing have been satisfied and (b) exceeds $1,000,000 in value for all other purposes under this Agreement, provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“New Capital Expenditures” means (i) all capital expenditures pursuant to authorities for expenditures paid by Seller or its Affiliates in the ownership and operation of the Assets in the ordinary course of business during the period from August 1, 2006 (inclusive) to the Effective

Time (exclusive) up to a maximum amount of Five Hundred Thousand and No/100 dollars ($500,000.00) and (i) all capital expenditures pursuant to authorities for expenditures paid by Seller or its Affiliates in the ownership and operation of the Assets in the ordinary course of business during the period from the Effective Time to the date of Closing, both inclusive.

“NORM” means naturally occurring radioactive material.

“Ordinary Course of Business” has the meaning set forth in Section 5.24.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Properties” and “Property” have the meanings set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitees” shall mean Purchaser, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors, assigns, contractors and subcontractors.

“Records” has the meaning set forth in Section 1.2(g).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” shall mean Seller, its officers, directors, employees, agents, representatives, Affiliates, subsidiaries, successors, assigns, contractors and subcontractors.

“Seller Operated Assets” shall mean Assets operated by Seller.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Tax Returns” has the meaning set forth in Section 5.8.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding Taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Title Arbitrator” has the meaning set forth in Section 3.4(i).

“Title Benefit” has the meaning set forth in Section 3.2.

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” means (i) Seller’s title to the Wells and Units shown on Exhibit A-1 as of the Effective Time is not Defensible Title, (ii) a Well shown in Exhibit A-1 in which Seller has an interest by virtue of its ownership of the Leases and/or Units is not drilled and completed within

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the boundaries of such Leases and/or Units or within the limits otherwise permitted by contract, pooling, unitization agreement or communitization order, and by Law, (iii) the Assets are subject to an agreement that will be binding on Purchaser that grants to a Person a call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons produced from the Wells at a price other than current market prices, or (iv) a Lease is not in force and effect.

“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

CAVALLO ENERGY LP,
THROUGH ITS GENERAL PARTNER,
STALLION ENERGY LLC

By:	/s/ George P. SanFilippo
George P. SanFilippo
President

PURCHASER:

LINN ENERGY, LLC

By:	/s/ Michael C. Linn
Michael C. Linn
Chief Executive Officer